Exhibit 99.4

January 13, 2016	Barristers & Solicitors / Patent & Trade-mark Agents

Sent by e-mail and courier	Norton Rose Fulbright Canada LLP
Royal Bank Plaza, South Tower, Suite 3800
200 Bay Street, P.O. Box 84
Taseko Mines Limited	Toronto, Ontario M5J 2Z4 Canada
Suite 1500, 1055 West Georgia Street
Vancouver, British Columbia	F: +1 416.216.3930
V6E 4N7	nortonrosefulbright.com

And to: The Directors of Taseko Mines Limited	Walied Soliman
+1 416.216.4820
walied.soliman@nortonrosefulbright.com

Our reference
01030686-0001

Dear Sirs/Mesdames:

Taseko Mines Limited – Requisition of a General Meeting

We are writing to you on behalf of our client, Raging River Capital LP. (Raging River), a registered shareholder in aggregate of at least 1/20th of the issued shares of Taseko Mines Limited (Taseko). Please find enclosed, a requisition (the Requisition) for a general meeting of Taseko (the Meeting) from Raging River, pursuant to section 167 of the Business Corporations Act (British Columbia).

Relevant information concerning each of Raging River’s director nominees (the Concerned Shareholder Nominees) referred to in the Requisition are attached hereto at Schedule “A”. For greater clarity, Schedule “A” does not form part of the Requisition but is being provided to you concurrently therewith.

Regards,

/s/ Walied Soliman
Walied Soliman
Partner

WS/

Enclosure

Cc	Raging River Capital LP.
222 West Adams
Suite 1980
Chicago, IL
60606

Heidi Reinhart, Norton Rose Fulbright Canada LLP

Bernhard Zinkhofer, McMillan LLP

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.

SCHEDULE “A”

The following profiles and information in respect of the Concerned Shareholder Nominees have been provided to Raging River by each respective Concerned Shareholder Nominee.

Concerned Shareholder Nominee Profiles

Paul Blythe - Mr. Blythe founded QuadraFNX predecessor, Quadra in 2003, and had been the CEO until the sale to KGHM in 2012 for US$3 Billion. Prior to that, he was the head of Business Development at BHP Billiton copper division. He gained operations experience from his involvement in numerous mining projects including Mount Pleasant, Hemlo, Dome and Gibraltar, as well as project development experience through Lomas Bayas, Carlota and Sierra Gorda.

Randy Davenport – Mr. Davenport was most recently the President of CST Marcobre in Peru which sold to Minsur for $500MM. Prior to joining Marcobre, Mr. Davenport held numerous roles with Phelps Dodge/Freeport, lastly as Vice President of Resource Development. As the President of Cerro Verde, Mr. Davenport led the feasibility studies, permitting and obtaining approval for the expansion that tripled copper production. He has extensive experience in managing feasibility studies, due diligences, project evaluation, strategic development, construction and operations.

Henry Park – Mr. Park was most recently a partner at Vulcan Mining, a mining private equity investment platform of Soros Fund Management. Prior to that, he was the commodity analyst at Soros Fund Management where he focused on commodity investing in public and private equities and futures. Between Vulcan Mining and Soros Fund management, Mr. Park was a managing director and commodity strategist at Electrum Group.

Mark Radzik - Mr. Radzik is Managing Partner and co-founder of Granite Creek Partners, LLC, an investment firm that makes opportunistic debt and equity investments. Prior to that, Mr. Radzik was a Managing Director of Equity Group Investments, a Sam Zell company, where he sourced, structured, managed and invested in buyouts, growth equity and distressed situations. Mr. Radzik has served on several private and public company boards.

Other Information Concerning the Concerned Shareholder Nominees

The table below sets out, in respect of each Concerned Shareholder Nominee, his name, province or state and country of residence, his principal occupation, business or employment within the five preceding years, and the number of common shares of Taseko beneficially owned, or controlled or directed, directly or indirectly, by such Concerned Shareholder Nominee.

Name, Province or State and Country of Residence	Present Principal Occupation, Business or Employment and Principal Occupation, Business or Employment During the Preceding Five Years	Number of Common Shares Beneficially Owned or Controlled or Directed (Directly or Indirectly)
Paul Blythe Ontario, Canada	President of Paul M Blythe Mining Associates Inc., present President and Chief Executive Officer of QuadraFNX Mining since January 2004	11,400,100(1)

Randy Davenport Arizona, USA	President of RL Davenport Resources, Inc., present President and General Manager of CST Marcobre since January 2011	Nil

Henry Park Connecticut, USA

Chief Investment Officer and PRINCIPAL of Westwood Capital LLC, present Mining Investment at Vulcan Mining (Soros Fund Management) since January 2013 Commodity Strategist of Electrum Group since April 2011
Commodity Analyst of Soros Fund Management since January 2008

11,400,100(2)

Mark Radzik Indiana, USA	Managing Partner at Granite Creek Partners, LLC, present	11,400,100(3)

(1)   11,400,100 shares are registered and/or beneficially owned by Raging River Capital LP., whose general partner is Raging River Capital GP LLC. A managing member of Raging River Capital GP LLC is Paul M. Blythe Associates Inc., of which Mr. Blythe is a principal.

(2)   11,400,100 shares are registered and/or beneficially owned by Raging River Capital LP., whose general partner is Raging River Capital GP LLC. A managing member of Raging River Capital GP LLC is Westwood Capital LLC, of which Mr. Park is a principal.

(3)   11,400,100 shares are registered and/or beneficially owned by Raging River Capital LP., whose general partner is Raging River Capital GP LLC. A managing member of Raging River Capital GP LLC is Granite Creek Partners, LLC, of which Mr. Radzik is a principal.

To the knowledge of Raging River, no Concerned Shareholder Nominee is, at the date hereof, or has been, within ten (10) years before the date hereof: (a) a director, chief executive officer or chief financial officer of any company that (i) was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation that was in effect for a period of more than thirty (30) consecutive days (each, an “order”), in each case that was issued while the Concerned Shareholder Nominee was acting in the capacity as director, chief executive officer or chief financial officer, or (ii) was subject to an order that was issued after the Concerned Shareholder Nominee ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; (b) a director or executive officer of any company that, while such Concerned Shareholder Nominee was acting in that capacity, or within one (1) year of such Concerned Shareholder Nominee ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (c) someone who became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or became subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of such Concerned Shareholder Nominee.

To the knowledge of Raging River, as at the date hereof, no Concerned Shareholder Nominee has been subject to: (a) any penalties or sanctions imposed by a court relating to securities legislation, or by a securities regulatory authority, or has entered into a settlement agreement with a securities regulatory authority; or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a Concerned Shareholder Nominee.

To the knowledge of Raging River, none of the directors or officers of Raging River, or any associates or affiliates of the foregoing, or any of the Concerned Shareholder Nominees or their respective associates or affiliates, has: (a) any material interest, direct or indirect, in any transaction since the commencement of Taseko’s most recently completed financial year or in any proposed transaction which has materially affected or will materially affect Taseko or any of its subsidiaries; or (b) any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter proposed to be acted on at the Meeting, other than the election of directors.

*              *              *

2

REQUISITION FOR GENERAL MEETING
OF TASEKO MINES LIMITED

SENT BY E-MAIL AND HAND-DELIVERY

TO:	TASEKO MINES LIMITED (the Corporation)
Suite 1500, Royal Centre
1055 West Georgia Street
Vancouver, British Columbia
V6E 4N7

AND TO:	THE DIRECTORS OF THE CORPORATION

THE UNDERSIGNED, being the registered holder, as of the date hereof, in aggregate of at least 1/20th of the issued shares of the Corporation that carry the right to vote at general meetings of the Corporation, hereby requisitions the directors of the Corporation to call a general meeting of the shareholders of the Corporation (the Meeting) pursuant to section 167 of the Business Corporations Act (British Columbia) (the Act).

The Meeting is to be called for the transaction of the following business:

(a)                   to consider and, if thought advisable, to pass the following special resolution (the Director Removal Resolution):

“Each of Ronald Thiessen, Russell Hallbauer and Robert Dickinson, or their respective appointed successor(s), are hereby removed from office as directors of the Corporation”;

(b)                   if the Director Removal Resolution is passed, to consider and, if thought advisable, to pass an ordinary resolution setting the number of directors of the Corporation at nine (9) and to elect each of Paul Blythe, Randy Davenport, Henry Park and Mark Radzik (collectively, the Concerned Shareholder Nominees) as directors of the Corporation, in each case to hold office until the next annual general meeting of the Corporation or until their respective successors are elected or appointed;

(c)                    if the Director Removal Resolution is not passed, to consider and, if thought advisable, to pass an ordinary resolution setting the number of directors of the Corporation at twelve (12) and to elect each of the Concerned Shareholder Nominees as directors of the Corporation to hold office until the next annual meeting of the Corporation or until their respective successors are elected or appointed; and

(d)                   such other business as may properly come before such meeting.

In the event that the directors of the Corporation do not, within 21 days after the date on which this requisition is received by the Corporation, send notice of the Meeting in accordance with subsection 167(5) of the Act, the directors are hereby notified that the undersigned will call the Meeting in accordance with subsection 167(8) of the Act.

Delivery of an executed signature page of this requisition instrument by telecopy or other electronic transmission shall be effective as delivery of a manually executed signature page of this requisition instrument.

1

DATED this 13th day of January, 2016.

Name of Requisitioning Shareholder & Number of Shares	Mailing Address	Authorized Signature
Raging River Capital LP. 11,400,100	222 West Adams, Suite 1980, Chicago, Illinois 60606	Raging River Capital LP., by its general partner Raging River Capital GP LLC

Per:
Authorized signing officer

Signature page to Requisition

Taseko Mines Limited